                                        EXHIBIT 12.1
                     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

- ---------------------------------------------------------------------------------------------------

                           Three Months                                      Year ended December 31,
                                  Ended  ----------------------------------------------------------
(dollars in thousands)   March 31, 1995        1994        1993        1992        1991        1990
- ---------------------------------------------------------------------------------------------------
Earnings:
  Net income                   $328,687  $1,007,450  $1,065,495  $1,170,581  $1,026,392  $  987,170
  Adjustments for losses of
    consolidated less than
    100% owned affiliates
    and the Company's equity
    in undistributed loss
    (earnings) of
    unconsolidated
    affiliates                    7,861      (2,764)      6,895      (3,349)     26,671      (2,799)
  Income tax expense            224,789     836,767     901,890     895,126     851,534     881,647
  Net fixed charges             177,278     730,965     821,166     802,198     776,682     812,568
                               --------  ----------  ----------  ----------  ----------  ----------
      Total Earnings           $738,615  $2,572,418  $2,795,446  $2,864,556  $2,681,279  $2,678,586
                               ========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                  $162,149  $  651,912  $  731,610  $  739,279  $  697,185  $  699,849
  Interest on short-
    term debt                    14,776      77,295      87,819      61,182      77,760     110,982
  Interest on capital
    leases                          353       1,758       1,737       1,737       1,737       1,737
  Capitalized Interest              465       2,660      46,055       6,511       6,107       7,214
                               --------  ----------  ----------  ----------  ----------  ----------
      Total Fixed
      Charges                  $177,743  $  733,625  $  867,221  $  808,709  $  782,789     819,782
                               ========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Fixed Charges                    4.16        3.51        3.22        3.54        3.43        3.27

- ---------------------------------------------------------------------------------------------------

Note:  For the purpose of computing the Company's ratios of earnings to fixed charges,
       "earnings" represent net income adjusted for losses of consolidated less than
       100% owned affiliates, the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges" consist of interest on short-term and long-term debt including amounts capitalized and amortization of bond premium, discount and expense; and interest on capital leases.
